EXHIBIT 10.2

SERVICING AGREEMENT
THIS Servicing Agreement is made and entered into by and among Remark Media. Inc. (“Remark”), on the one hand, and Bombo Sports & Entertainment, LLC (“bombo”), on the other hand. Remark and bombo are referred to collectively as the “Parties” and singularly as a “Party.”
RECITALS
WHEREAS, the Parties wish to enter into an agreement effective as of the last date of the signatures by the Parties below (the “Effective Date”) pursuant to which each Party agrees to provide certain services to the other in accordance with the terms set forth below;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties enter into this Servicing Agreement on the terms set forth below.
TERMS OF AGREEMENT
1.    For a period of two years from the Effective Date of this Servicing Agreement, bombo will loan to Remark the services of Robert S. Potter (“Potter”), for up to 100 hours each year. The services will not include the production of films. bombo will not present itself to any third party as Remark’s agent or representative, unless requested to do so, in writing, by Remark, nor will bombo permit Potter to do so.

2.    For a period of two years from the Effective Date of this Servicing Agreement, Remark may, at its option, engage bombo at bombo’s cost to produce a total of four one-hour length projects. For purposes of this paragraph, “bombo’s cost” shall include only costs that are specific to a project for which it is engaged and shall not include any general and administrative expenses (“G & A”) of bombo.
3.     For a period of five years from the Effective Date of this Servicing Agreement, and subject to bombo’s written approval of any license or other similar agreement governing Remark’s exploitation (such approval not to be unreasonably withheld), Remark will have the exclusive right in China, Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, Vietnam, East Timor, Hong Kong, Macau, Japan, South Korea, Australia, Federated States of Micronesia, Kiribati, Nauru, New Zealand, Samoa, Solomon Islands, Palau, Papua New Guinea, Marshall Islands, Vanuatu, Tonga, Tuvalu, American Samoa, Fiji, Guam, Mongolia, Northern Mariani Islands, Taiwan, Wallis and Futuna (collectively the “Asia Pacific Territory”) to use the “bombo Library” (as defined below). If Remark seeks to use product from the bombo Library and bombo does not at the time own the required rights, bombo will undertake reasonable good faith efforts to obtain the rights for the benefit of Remark (e.g., acquiring licenses from third parties that may be needed for Remark to exploit such rights), but bombo makes no representations or warranties with respect to its ability to acquire such rights or licenses. Should Remark exploit the bombo Library as permitted above: (a) Remark shall not encumber any portion of the bombo library beyond five years from the Effective Date; and (b) Remark shall retain the first $500,000 of net profit (defined as revenues minus commissions actually paid to unrelated third parties, not to exceed market rates) received as a result thereof with all net profit received thereafter split equally between Remark and bombo (i.e., on a 50-50 basis).
4.     Remark shall provide bombo and its counsel written notice (in accordance with the notice provision set forth below in Paragraph 15) of its intent to enter into a license or other similar agreement for the Asia Pacific Territory before making a binding commitment to any third party; said notice shall contain all of the necessary particulars to enable bombo to make a good faith assessment of the proposed license or other agreement. bombo shall be deemed to have provided its written approval if it does not provide written notification pursuant to Paragraph 15 of an objection to the proposed license or other similar agreement by midnight Pacific time on the third business day following Remark’s notice. The written objection must fully state the basis for the objection. If it does not accede to the objection, Remark shall give a written notification of its response to the objection by midnight on the third business day following the objection. Remark’s written response will fully state Remark’s position. Within three business days of Remark’s response, the Parties will have a phone conference to make a good faith effort to resolve their differences. If they cannot reach a resolution, Remark may institute an arbitration with JAMS in Las Vegas, Nevada. The Parties agree that, once selected, the arbitrator shall conduct an expedited hearing (without any rights of discovery or briefing beyond bombo’s objection and Remark’s response) within three weeks of his or her appointment and shall decide the issue by written decision within one week of the hearing.
5.    For a period of five years from the Effective Date of this Servicing Agreement, Remark will have the right to purchase ten percent (10%) of bombo for $1.50 or twenty percent (20%) of bombo for $5.00. If Remark acquires at least ten percent (10%) of bombo pursuant to the terms of this paragraph, then, commencing on the six-month anniversary of Remark’s acquisition, Remark shall be obligated to market the “bombo Library” in the Asia Pacific Territory for a period of ten years. Remark will be entitled to retain fifty percent (50%) of the first $500,000 of net profits earned from such marketing (with Remark’s expenses calculated solely based on its actual out-of-pocket expenses, which shall not include Remark’s G & A or any expenses associated with traveling to the Asia Pacific Territory); thereafter, Remark will be entitled receive twenty-five percent (25%) of net profits earned from such marketing. As additional compensation for

Remark’s marketing services as provided in this paragraph, bombo will pay Remark $100,000 per year, beginning on the eighteen-month anniversary of Remark’s acquisition of bombo. Remark acknowledges and agrees that its marketing obligations herein shall be deemed to be personal and non-delegable, and that bombo’s payment obligations shall terminate in the event that Remark is unwilling or is itself unable to perform the marketing obligations.
6.    The Parties’ rights and obligations under Paragraphs 1 through 5, inclusive, of this Servicing Agreement (including Remark’s marketing obligations and bombo’s payment obligations under Paragraph 5), shall immediately terminate in the event of insolvency, bankruptcy and/or a change of control of Remark (a “Termination Event”). Notwithstanding the foregoing, if Remark has exploited the bombo Library pursuant to Paragraphs 3 and/or 4 of this Servicing Agreement before a Termination Event occurs, bombo shall be entitled to its share of revenues from such exploitation as set forth in said paragraphs. Similarly, notwithstanding the foregoing, if Remark engages bombo pursuant to Paragraph 2 of this Servicing Agreement before a Termination Event occurs, bombo shall be entitled to the compensation set forth in said paragraph.
7.    The Parties acknowledge and agree that bombo’s library changes from time to time, and will likely continue to change in the future. Therefore,

for purposes of Paragraphs 3 and 4 of this Servicing Agreement, the “bombo Library” shall refer to the film titles or rights owned or controlled by bombo at each point in time that Remark seeks to exploit a particular title. Similarly, for purposes of Paragraph 5, Remark is obligated to market the bombo Library only to the extent titles or rights therein are owned or controlled by bombo at each point in time during the ten-year period provided for in Paragraph 5. Attached as Exhibit A is a list of the “bombo Library” as of the Effective Date and a general disclosure of applicable limitations, which bombo shall update quarterly. bombo states, and Remark understands, that bombo does not own all rights necessary for Remark to exploit its rights (as set forth above in Paragraph 3) for all of the titles on the list. If bombo generates new product, such new product will be included in the “bombo Library.” For the avoidance of doubt, nothing herein precludes Potter from generating new product outside of bombo (which shall not become part of the “bombo Library”), provided he does so in the ordinary course and not for the purpose of frustrating Remark’s rights as set forth in Paragraphs 3 and 4 of this Servicing Agreement; bombo will inform Remark on a quarterly basis of any such new products generated by Potter. For the further avoidance of doubt, except as provided in this paragraph and Paragraph 3, nothing herein obligates bombo to retain, renew or acquire any titles or rights therein or to attempt to retain, renew or acquire any titles or rights therein, any or all of which may expire, terminate or be disposed of for good and valuable consideration.
8.    Bombo agrees and acknowledges that Remark is permitted to file a copy of this Servicing Agreement and a description of the terms thereof with the Securities and Exchange Commission, and to make any other disclosures regarding this Servicing Agreement and the related transactions without restriction.
9.    This Servicing Agreement is governed by, and is to be interpreted according to, the laws of Nevada, without regard to any conflict of laws.

(a)	Any dispute arising out of this Servicing Agreement will be resolved by trying mediation first and then through arbitration, if necessary.

(b)
When either Party believes that a dispute has arisen, either Party may send the other Party a document entitled "Notice of Dispute." The Notice of Dispute shall state in general terms (i) what the dispute is, (ii) the Party's position regarding the dispute, and (iii) the grounds supporting the Party's position with respect to the dispute. Within seven business days, the opposing Party will respond with a document entitled "Response to Notice of Dispute" responding to (i), (ii) and (iii) of the Notice of Dispute. Neither the Notice of Dispute nor the Response to the Notice of Dispute shall be longer than two pages.

(c)	Within seven days of the Response to Notice of Dispute, the Parties shall confer by telephone to mediate the dispute informally.

(d)
If the dispute cannot be resolved within those seven days or if the Parties cannot agree to an alternative framework for the Parties to resolve the dispute, the Party sending the Notice of Dispute can initiate expedited, confidential dispute resolution with JAMS in Las Vegas or such other location as the Parties may agree. The Parties can agree to consolidate multiple Notices of Dispute into one JAMS proceeding at any time.

(e)
A formal mediation with a JAMS mediator (who can also be the arbitrator if the Parties agree) will be required within thirty days of when a claim is commenced with JAMS. All documents from the mediation will be confidential.

(f)
If the JAMS mediation does not successfully resolve the dispute, then the Parties will resolve their dispute through binding arbitration with JAMS in Las Vegas or such other location as the Parties may agree. Within fourteen days after the JAMS mediation, the Parties will exchange an initial disclosure of all documents that they consider relevant to the case, a list of witnesses they consider relevant to the case, and a non-conclusory summary of the expected testimony of each of the witnesses. The Parties may serve written requests for the production of documents and notices of deposition. The number of depositions shall be limited to three unless the Parties agree otherwise or the arbitrator determines that fairness requires more than three. The evidentiary hearing by the JAMS arbitrator shall commence within four months after the mediation unless the Parties agree otherwise or the arbitrator determines that fairness requires otherwise. The evidentiary hearing shall be transcribed by a certified court reporter at the request of either Party at the expense of both Parties equally. Unless the Parties agree otherwise, the written decision by the arbitrator shall be rendered within thirty days of the conclusion of the evidence when there is no transcript or within thirty days of the delivery to the Parties of a complete transcript of the hearing, whichever is later. The arbitrator shall decide on the timing and procedure for the post-hearing briefing and closing arguments in order to render the decision timely. The arbitration fees and expenses shall be borne by the Parties equally. The equal division of joint expenses will not be disturbed by a shifting of attorneys' fees and other litigation costs in favor of a prevailing Party (if any) permitted by Paragraph 17 below (which is incorporated into this arbitration agreement). If a Party fails to pay the court reporter, fails to pay JAMS, or fails to pay other agreed joint expenses, the other Party shall be entitled to an arbitration award by default after a prove-up hearing on the issue of damages only. The arbitration will be limited to the issues in the Notice(s)

of Dispute and Response(s) to Dispute unless the Parties agree otherwise or the arbitrator determines that the scope of the arbitration should be expanded out of fairness or to save money for the Parties collectively. After the arbitration award has been rendered, it can be confirmed or vacated in Nevada federal court or Nevada state court in accordance with the applicable statutes. Once post-arbitration proceedings have commenced in Nevada federal court or Nevada state court, all subsequent post-arbitration proceedings must be in that same court. All documents in the arbitration shall be confidential, including the arbitrator's decision, but the arbitrator shall prepare a document separate from the decision that will be entitled "Arbitration Award," which shall state in summary terms suitable for public viewing the result of the arbitration as necessary for entry of an enforceable judgment by a court. The Arbitration Award will be the only document from the arbitration to be filed in proceedings to confirm or vacate the Arbitration Award, except as may be necessary to challenge the Arbitration Award (and then only after a good faith effort by both Parties to have everything relating to the substance of the arbitration filed under seal without public access to the private dealings of the Parties and the way they conduct their businesses). The arbitrator shall have the authority to render any relief that a duly constituted court could render, including monetary, equitable and injunctive relief.

(g)
The term "confidential" shall be interpreted to mean that the information will not be disclosed to anyone other than the Parties, their lawyers, JAMS, court reporters, witnesses, and other necessary persons who, like the other persons in the list, agree to keep the information confidential.

10.    Each Party represents and warrants that it has authority to enter into this Servicing Agreement and that doing so will not violate any law or the terms of any other agreement to which it (or its affiliated entities) is a party.

11.    The Parties understand and agree that this Servicing Agreement may not be modified except in a writing signed by all Parties.
12.    Counsel for the respective Parties have reviewed and revised this Servicing Agreement. The rule of construction that ambiguities in an agreement can be construed against the party responsible for drafting the agreement or otherwise causing an ambiguity shall not be applied to this Servicing Agreement. Each Party waives California Civil Code Section 1654 and any other statutory or common law principle of similar effect.
13.    The Parties acknowledge and agree that: (a) no other consideration other than as provided for by this Servicing Agreement has been, is being or will be paid or furnished; (b) no representations or warranties have been or are being made by any Party to any other Party unless expressly set forth in this Servicing Agreement; (c) this Servicing Agreement sets forth the entire agreement between the Parties hereto regarding the subject matter addressed by this Servicing Agreement, and fully supersedes any and all prior and contemporaneous agreements or understandings, whether oral or written, pertaining to the subject matter hereof, all of which are merged into this Servicing Agreement; and (d) in connection with the subject matter addressed by this Servicing Agreement, each Party affirms that it has not relied upon anything said or done by the other Party outside of the content of this Servicing Agreement.

14.    The provisions of this Servicing Agreement are severable, and if any part of it is found to be unenforceable, the other parts shall remain fully valid and enforceable to the extent consistent with the intent of this agreement as a whole.
15.    All notices expressly or implicitly required by this Servicing Agreement shall be given as follows:
To bombo:
By email to bob@bombo.com, with a copy to mkatz@smrh.com (or such successors as bombo may designate)
To Remark:
By email to stao@remarkmedia.com and dosrow@remarkmedia.com, with a copy to sahluwalia@sklar-law.com (or such successors as Remark may designate)
16.    This document may be executed in duplicate originals. Delivery to the other Party of a facsimile or PDF copy of the executed Servicing Agreement shall have the same force and effect as execution of an original.
17.    In the case of a dispute arising from this Agreement, the prevailing party shall be awarded its reasonable costs, including attorneys’ fees. The determination of a prevailing party will depend on an evaluation of the dispute as a whole and the party most successful in the action under the totality of the circumstances. That determination will not be made solely on the basis of determining if a party obtained a recovery of some sort. The defending party can be the prevailing party even if the claimant has a recovery.

Executed at	Las Vegas, NV	this	24th	day of	July	2015,

By
/s/ Douglas Osrow
Douglas Osrow
(print name)
CFO
(title)
For Remark Media, Inc.

Executed at	NY, NY	this	28th	day of	July	2015,

By
/s/ Robert S. Potter
Robert S. Potter
(print name)
CEO
(title)
For Bombo Sports & Entertainment, LLC

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